Exhibit 3.9

AMENDMENT NO. 1 TO
CERTIFICATE OF DESIGNATION, PREFERENCES AND OTHER  RIGHTS OF
SERIES B PREFERRED STOCK OF GENESIS GROUP HOLDINGS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned CEO of GENESIS  GROUP HOLDINGS, INC.  (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY  that pursuant to the authority contained in the Corporation's Certificate of Incorporation, as amended, and in accordance with the provisions of the resolution creating a series of the class of the Corporation's authorized Preferred Stock as designated as Series B Preferred Stock as follows:

FIRST: By unanimous written consent of the Board of Directors of the Corporation dated June 28, 2011, the Board of Directors designated 60,000 shares of the preferred stock as Series B Preferred Stock which designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of !he Series B Preferred Stock were described in that certain Certificate of Designation, Preferences, Rights and Other Rights of Series B Preferred Stock of Genesis Group Holdings. Inc. dated and filed with the Delaware Secretary of State on June 28, 2011 (the “Designation”).

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated on or about the date hereof, the Board of Directors have amended the Designation as follows:

1.         Reference to "0.134%" in Section 2 of the Designation be and hereby is deleted and the following is inserted in lieu hereof: ''0.00134%".

2.        The first sentence of Section 5 of the Designation be and hereby is deleted and the following is inserted in lieu !hereof:

"Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders of the shares of the Series B shall be entitled, after any distribution or payment is made upon any shares of capital stock of the Corporation having a liquidation preference senior to the Series B but before any distribution or payment is  made upon any shares of Common Stock or other capital stock of  the Corporation having a liquidation preference junior to the Series B, to be paid in cash on a dollar-for-dollar basis based on the purchase price of such shares but in no event less than the  sum  of  $1.00  per share, subject to  appropriate adjustments for  subdivisions or combinations of the outstanding shares of the Series B effected after the date hereof (the "Liquidation Preference Price")''

3.        Upon and after the date hereof, all references to the Designation shall mean the Designation as amended hereby this Amendment No. 1. Except as expressly provided herein, the execution and recording hereof does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any non-compliance with the provisions of the Designation.

[Signatures appear  on the following page]

IN  WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to Certificate of Designation to be duly executed by its Corporate Secretary as of this31st  day of May 2012.

GENESIS GROUP HOLDINGS, INC.

By:	Lawrence Sands
Name:	Lawrence M Sands
Title:	Corporate Secretary

[Signature page to Amendment No.1 to Designation- Genesis Group Holdings - May 2012]